Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this "Agreement") is made and entered into as of May 13, 2020, by and between Net 1 UEPS Technologies, Inc., a Florida corporation (the "Company"), and VCP (Proprietary) Limited ("VCP") (each of the Company and VCP being a "Party", and collectively, the "Parties").

RECITALS

WHEREAS, the Company and VCP have engaged in various discussions and communications concerning the Company's business, financial performance and strategic plans;

WHEREAS, as of the date hereof, VCP is the beneficial owner (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act")) of 7,163,828 shares of common stock of the Company, $0.001 par value (the "Common Stock"), or approximately 12.7%, of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, as of the date hereof, the Company and VCP have come to an agreement relating to the appointment of a VCP representative to the Board of Directors of the Company (the "Board") and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance on the foregoing premises and the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Board Related Matters and Related Agreements.

(a) Board Related Matters.

(i) On or before May 21, 2020, the Board shall take all necessary actions to: (A) set the size of the Board at twelve (12) members; and (B) appoint Antony Ball (the "New Nominee" and all references herein to the "New Nominee" shall include any Replacement Director (as defined below)) as a director of the Company and as a member of the Remuneration Committee of the Board.  The Company agrees, subject to the provisions of this Section 1(a), that the Company shall (A) include the New Nominee in its slate of nominees for election to the Board at the 2020 Annual Meeting and the 2021 Annual Meeting (each as defined below) or at any special meeting of the shareholders of the Company at which directors are to be elected to be held prior to the Termination Date (as defined below) and at which the seat held by the New Nominee is subject to election and (B) recommend that the Company's shareholders vote in favor of the election of the New Nominee at each such annual or special meeting of the Company's shareholders and shall otherwise support the New Nominee in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(ii) VCP represents that the New Nominee (A) qualifies as "independent" pursuant to the Securities and Exchange Commission ("SEC") rules and regulations and NASDAQ listing standards (other than any such standards that take into account ownership of any Securities of the Company) and (B) qualifies to serve as a director under the Florida Business Corporation Act (the "FBCA").

(iii) During the Standstill Period (as defined in Section 2 hereof), if the New Nominee is unable or unwilling to serve as a director (including as a result of not being elected at any annual meeting), resigns as a director or is removed as a director and so long as VCP continuously beneficially owns in the aggregate at least 5.0% of the Company's then outstanding Common Stock (the "Minimum Ownership Threshold"), VCP shall have the right to recommend a substitute person to replace the New Nominee in accordance with this Section 1(a)(iii) (such replacement director shall be referred to as the "Replacement Director").  Each candidate for Replacement Director recommended by VCP must (A) qualify as "independent" pursuant to the SEC rules and regulations and NASDAQ listing standards (other than any such standards that take into account ownership of any Securities of the Company) and (B) qualify to serve as a director under the FBCA.  The Nominating and Corporate Governance Committee of the Board (the "Nominating and Corporate Governance Committee") shall make its determination and recommendation regarding whether such candidate so qualifies within ten (10) Business Days after such candidate has submitted to the Company the documentation required by Section 1(b)(iv).  In the event that the Nominating and Corporate Governance Committee does not accept a substitute person recommended by VCP as the Replacement Director (given that the Nominating and Corporate Governance Committee cannot unreasonably withhold, condition or delay its consent), VCP shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating and Corporate Governance Committee recommending such person(s) in accordance with the procedures described above.  Upon the recommendation of a Replacement Director candidate by the Nominating and Corporate Governance Committee, the Board shall review, approve and vote on the appointment of such Replacement Director to the Board no later than ten (10) Business Days after the Nominating and Corporate Governance Committee's recommendation of such Replacement Director; provided, however, that if the Board does not approve and appoint such Replacement Director to the Board, the Parties shall continue to follow the procedures of this Section 1(a)(iii) until a Replacement Director is approved and appointed to the Board.  For purposes of this Agreement, "Business Day" means any day that is not (x) a Saturday, (y) a Sunday or (z) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.

(iv) The Company shall be relieved of its obligations set forth in this Section 1(a) in the event that VCP ceases to be the beneficial owner of Common Stock equal to at least the Minimum Ownership Threshold.

(v) The Company agrees that the New Nominee shall have the same rights and benefits, including with respect to insurance, indemnification, compensation, fees and reimbursement of expenses, as are applicable to all independent directors of the Company.  The Company agrees that other than as provided in Section 1(a)(i), it shall not increase the size of the Board without the consent of VCP.

(b) Additional Agreements.

(i) VCP agrees to cause its controlling and controlled Affiliates (as hereinafter defined) to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlling and controlled Affiliate.  A breach of this Agreement by a controlling and controlled Affiliate if such Affiliate is not a Party hereto, shall be deemed to occur if such controlling and controlled Affiliate engages in conduct that would constitute a breach of this Agreement if such controlling and controlled Affiliate was a Party hereto to the same extent as VCP, as applicable.  As used in this Agreement, the term "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any party hereto, provided, however, that with respect to VCP, the term "Affiliate" shall not include any limited partners or other investors in VCP that do not control VCP.

(ii) Other than as provided in Section 1(a) hereof, VCP hereby agrees that from and after the date of this Agreement through and until December 1, 2020 (such period, the "Initial Restriction Period"), it will not, and it will not permit any controlling and controlled Affiliate of VCP to, directly or indirectly, (A) nominate or recommend for nomination any person for election at an annual or special meeting of shareholders, (B) submit any proposal for consideration at, or bring any other business before any annual or special meeting of shareholders, (C) initiate, encourage or participate in any "withhold" or similar campaign with respect to any annual or special meeting of shareholders or (D) disclose publicly, or privately in a manner that would reasonably require public disclosure, any disagreement with any decisions or actions made by the Board (for the avoidance of doubt, voting at the Company's 2020 annual meeting of shareholders (the "2020 Annual Meeting") shall not be deemed public disclosure).  During the Initial Restriction Period, VCP shall not, and shall cause each Affiliate of VCP not to, publicly or privately encourage, advise, support or instruct any other shareholder or person or entity to take any of the actions described in this Section 1(b)(ii) or Section 1(b)(iii).  The Parties hereby agree that this Agreement supersedes any prior discussions or proposals VCP may have made with respect to nominations to the Board.

(iii) VCP agrees that during the Initial Restriction Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any manner, alone or in concert with others: (A) solicit, or encourage or in any way engage in any solicitation of, any proxies or consents or otherwise become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act), directly or indirectly, of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders or by encouraging or participating in any "withhold" or similar campaign), in each case, with respect to Securities of the Company in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of the Securities of the Company (including any withholding from voting) or grant a proxy with respect to voting of any Securities of the Company or other voting securities to any person other than to the Board or persons appointed as proxies by the Board (other than to an Affiliate that agrees to be bound by the terms and conditions of Section 1(b)); (B) seek or encourage any person to submit nominations in furtherance of a "contested solicitation" or take other applicable action for the election or removal of directors with respect to the Company; or (C) (1) call or seek to call or request the call of any meeting of shareholders, including by written consent, (2) seek, alone or in concert with others, representation on, or nominate any candidate to, the Board, except as specifically set forth in Section 1, (3) seek the removal of any member of the Board, except as specifically set forth in Section 1, (4) solicit consents from shareholders or otherwise act or seek to act by written consent, or (5) make a request for a list of the Company's shareholders or for any books and records of the Company.

(iv) Prior to the date of this Agreement, the New Nominee has submitted to the Company (A) a fully completed copy of the Company's standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company of all current directors in connection with the appointment or election of new Board members, and (B) written acknowledgments that, except as set forth in this Agreement, the New Nominee agrees to be bound by all agreements, policies, codes and guidelines applicable to non-employee directors of the Company, including those regarding confidentiality, as such may be amended from time to time.  Any Replacement Director will also promptly (but in any event prior to being placed on the Board in accordance with this Agreement) submit to the Company (A) a fully completed copy of the Company's standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company of all current non-employee directors in connection with the appointment or election of new Board members, and (B) a written acknowledgment that, except as set forth in this Agreement, the Replacement Director agrees to be bound by all lawful agreements, policies, codes and guidelines applicable to non-employee directors of the Company, including those regarding confidentiality, as such may be amended from time to time.

(v) Subject to the provisions of Section 14, VCP agrees that it will not, and will cause its controlled and controlling Affiliates not to, trade in any securities of the Company or any securities convertible or exchangeable into or exercisable for any such Securities of the Company ("Securities of the Company") except during open "windows" during which the Employee Director (as hereinafter defined) is allowed to trade in Securities of the Company.

(vi) During the Standstill Period, in addition to its rights relating the appointment of the New Nominee, VCP shall be entitled to designate one observer to the Board (the "VCP Observer").  During the Standstill Period, the VCP Observer shall be entitled to attend and observe (on a non-voting basis) all regular and special meetings of the Board, and the Company and the Board shall make available to the VCP Observer all materials and information which are presented to or made available to the Board at all regular or special meetings thereof; provided, however, that the VCP Observer may be excluded from any portion of any Board meeting and shall not be entitled to receive any Board materials to the extent (A) necessary to preserve attorney-client privilege or (B) the Board determines in good faith that the disclosure of matters to be discussed at the Board meeting or in the Board materials would result in disclosure of material non-public information or could result in a conflict of interest with respect to VCP (in which case the VCP Observer may be excluded).

2. Standstill Provisions.  The standstill period (the "Standstill Period") begins on the date of this Agreement and shall terminate on the Business Day immediately following the date of the Company's 2021 annual meeting of shareholders (the "2021 Annual Meeting") (such date, the "Termination Date").  VCP agrees that during the Standstill Period, neither it nor any of its controlling or controlled Affiliates will, and it will cause each of its controlling or controlled Affiliates not to, directly or indirectly, in any manner, alone or in concert with others:

(a) form, join in or in any way participate in any "partnership, limited partnership, syndicate or other group", including, without limitation, a "group" each as defined under Section 13(d) of the Exchange Act with any person or entity other than the New Nominee, with respect to any Securities of the Company owned as of the date of this Agreement or subsequently acquired in accordance with this Agreement;

(b) except following approval of the Board, purchase or cause to be purchased or otherwise acquire (i) beneficial ownership of any Common Stock or other Securities of the Company (other than securities issued pursuant to a plan established by the Board for members of the Board or a stock split, stock dividend or similar corporate action initiated by the Company with respect to any securities beneficially owned by VCP), if immediately after the taking of such action, VCP together with its controlled and controlling Affiliates would, in the aggregate, beneficially own more than 19.9% of the then outstanding shares of Common Stock, or (ii) interests in any of the Company's indebtedness;

(c) make or publicly advance any request or proposal that the Company or Board amend, modify or waive any provision of this Agreement, or take any action challenging the validity or enforceability of any provisions of this Section 2 (provided, that VCP may make confidential requests to the Board to amend, modify or waive any provision of Agreement, which the Board may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by VCP and is made by VCP in a manner that does not require the public disclosure thereof by the Company, VCP or any other person);

(d) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person, in each case other than Securities of the Company;

(e) seek, propose or make any statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure or composition of the Board, change in the executive officers of the Company, change in capital structure, recapitalization, dividend, share repurchase or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company;

(f) disclose publicly, or privately in a manner that would reasonably require public disclosure, any intention, plan or arrangement inconsistent with the foregoing; or

(g) enter into any agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities.

Notwithstanding anything to the contrary, nothing in this Agreement shall restrict (i) VCP's ability to vote, transfer or hedge any Common Stock beneficially owned by it or (ii) the New Nominee from taking any action in his or her capacity as a director of the Company in a manner consistent with his or her fiduciary duties to the Company, and the taking of any such action by such individuals shall not be a breach of this Agreement.

3. Representations and Warranties of the Company.

The Company represents and warrants to VCP that: (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound (including any employment or benefit agreement or arrangement with any employee, officer or director, and any indebtedness for borrowed money).  Prior to entry into this Agreement, the Company has made available to VCP every material agreement, policy, code and guideline applicable to non-employee directors of the Company, including those regarding confidentiality, as in effect on the date hereof.

4. Representations and Warranties of VCP.

VCP represents and warrants to the Company that (a) it has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind VCP thereto, (b) this Agreement has been duly authorized, executed and delivered by VCP, and is a valid and binding obligation of VCP, enforceable against VCP in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of VCP as currently in effect, and (d) the execution, delivery and performance of this Agreement by VCP does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to VCP or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which VCP is a party or by which it is bound.  As of the date of this Agreement, VCP beneficially owns, in the aggregate, 7,163,828 shares of Common Stock.

5. Termination.

This Agreement shall terminate on the Termination Date or such other date established by mutual written agreement of the Parties hereto.  Notwithstanding the foregoing, the provisions of this Section 5, Section 7 through Section 12, and Section 15 shall survive the termination of this Agreement.  In addition, the provisions of Section 13 and Section 14 shall survive the termination of this Agreement and remain in effect throughout the New Nominee's continued service as a member of the Board.  No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

6. Press Release; Communications.

Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release, in substantially the form attached hereto as Annex A (the "Mutual Press Release"), announcing certain terms of this Agreement.  In connection with the execution of this Agreement, and subject to the terms of this Agreement, no Party (including the Board) shall issue any other press release or public statement regarding this Agreement or the matters contemplated hereby without the prior written consents of the other Parties, other than a Form 8-K and proxy statement materials for the 2020 Annual Meeting and 2021 Annual Meeting to be filed by the Company and VCP's Schedule 13D/A relating to the Company to be filed by VCP, provided, that the Company may make any ordinary course communications with Company constituencies, including employees, customers, suppliers, investors and shareholders, and SEC filing disclosures consistent with the Mutual Press Release, Form 8-K and Schedule 13D/A. During the Standstill Period, no Party shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules and regulations of any stock exchange or governmental entity with the prior written consent of VCP and the Company, as applicable, and otherwise in accordance with this Agreement.  The Company, with respect to its Form 8-K, and VCP, with respect to any filing or amendment to a Schedule 13D/A, will provide the other Party, prior to each such filing, a reasonable opportunity to review and comment on such documents, and each such Party will consider any comments from the other Party in good faith. Each Party hereto acknowledges and agrees that it will not, and will take all necessary actions to cause its Affiliates to not, issue any release, make any filing or otherwise make any public statement, in each instance, that is inconsistent with the Mutual Press Release.

7. Specific Performance.

Each of VCP, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that VCP, on the one hand, and the Company, on the other hand (the "Moving Party"), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  Each of the Parties hereto agrees to waive any bonding requirement under any applicable law.  This Section 7 is not the exclusive remedy for any violation of this Agreement.

8. Expenses.

Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

9. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  The Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

10. Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iii) one (1) Business Day after deposit with an internationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same.  The addresses for such communications shall be:

If to the Company:  Net 1 UEPS Technologies, Inc.

 President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road

 Rosebank, Johannesburg 2196, South Africa

 Attention:  Herman G. Kotzé

 Telephone:  27-11-343-2000

 Email:  hermank@net1.com

With copies (which shall not constitute notice) to:  DLA Piper LLP (US)

 1251 Avenue of the Americas

 New York, New York 10020

                               Attention:  Marjorie S. Adams

                               Telephone:  (212) 335-4517

                               Email:  Marjorie.Adams@us.dlapiper.com

If to VCP:  Value Capital Partners

 Rosebank Link, 8th Floor, 173 Oxford Road

 Rosebank, Johannesburg 2196, South Africa

 Attention:  Antony Ball

 Telephone:  27-10-060-0800

 Email:  antony@valuecapital.co.za

With a copy (which shall not constitute notice) to:  Kirkland & Ellis

                               601 Lexington Avenue

                               New York, New York 10022

                               Attention:  Richard Aftanas

 Telephone:  (212) 446-4722

 Email:  raftanas@kirkland.com

11. Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Courts of the State of New York (or, if any such court declines to accept jurisdiction over a particular matter, any state or federal court located in the State of New York).  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO TRIAL BY JURY.

12. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

13. Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that neither it nor any of its respective agents, subsidiaries, controlling or controlled Affiliates, successors, assigns, officers, key employees or directors, shall in any way criticize, attempt to discredit, make defamatory, derogatory, denigrating or disparaging remarks, comments or statements with respect to, call into disrepute, defame, make or cause to be made any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages (or causes to be disparaged) the other Parties or such other Parties' subsidiaries, Affiliates, successors, assigns, officers (including any current, future or former officer of a Party or a Parties' subsidiaries), directors (including any current, future or former director of a Party or a Parties' subsidiaries), employees, shareholders, agents, attorneys or representatives, or any of their practices, procedures, businesses (current or future), business operations, subsidiaries, products or services, in any manner.  For the avoidance of doubt, this will not apply to truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings, or to statements made (a) in the good faith belief that they are necessary or appropriate to make in connection with performing one's fiduciary duties and obligations to the Company or (b) to the Board.

14. Confidentiality.

VCP agrees that it will not, and will cause its Affiliates not to, seek to obtain Confidential Information (as defined below) of the Company from the New Nominee, and VCP agrees to, and to cause its Affiliates to, preserve the confidentiality of the Company's business and information that may be furnished to VCP by or on behalf of the Company, including, but not limited to, discussions, determinations and other matters considered in meetings of the Board or any Board committees and with Company officers and employees; provided, however, that the New Nominee, in his capacity as an employee of, or advisor to, VCP in such capacity, the "Employee Director") may privately disclose Confidential Information to (A) his Deputies (as defined below) (x) who need to know such information for the sole purpose of advising VCP on its investment in the Company, (y) who are informed by the Employee Director of the confidential nature of such information, it being understood and agreed that VCP shall be responsible for any violation of this Agreement by the Deputies as if they were Parties hereto, and (z) who agree to use the same degree of care to protect the Confidential Information used to protect its own confidential information of a like nature from unauthorized disclosure.  VCP does not have any agreement or understanding with the New Nominee with respect to the Confidential Information that has not previously been disclosed.

Notwithstanding anything contained in this Agreement, it is acknowledged and agreed that the Employee Director will not take any action with the purpose or effect of waiving the Company's attorney-client privilege or disclose to VCP or any Deputies any Legal Advice (as defined below) that may be included in the Confidential Information with respect to which such disclosure would constitute waiver of the Company's attorney-client privilege or attorney work-product, provided that any such privileged communications or Legal Advice are plainly identified as such when disclosed to the Employee Director.

VCP acknowledges, and will advise its Deputies that receive Confidential Information in accordance with this Section 14, that the Confidential Information may constitute "material non-public information" under applicable federal and state securities laws.

In the event that VCP or any Deputy is required by applicable subpoena, legal process or other legal requirement to disclose any of the Confidential Information, VCP will promptly notify (except where such notice would be legally prohibited) the Company in writing and provide reasonable cooperation, at the Company's expense, so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 14.  If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company, VCP or any Deputies are nonetheless, based upon the advice of counsel, legally compelled to disclose Confidential Information, such person may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises such person is legally required to disclose, provided, that such person notify the recipient of the existence of this Agreement and his or her obligations hereunder to maintain the confidentiality of the Confidential Information.  In no event will VCP oppose any action by the Company to obtain a protective order, motion to quash or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information.  It is understood that there shall be no "legal requirement" requiring VCP or any Deputy to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, VCP would be prohibited from purchasing, selling, or engaging in derivative or other transactions with respect to, any Securities of the Company (including, for the avoidance of doubt, any agreement or understanding with respect to the voting or the granting or withholding of consent with respect to any Securities of the Company or otherwise proposing or making an offer to do any of the foregoing).

VCP acknowledges that (a) none of the Company or any of its representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and (b) none of the Company or any of its representatives shall have any liability to VCP or to any of their respective Affiliates relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom, provided, however, that the foregoing will not limit the Company's liability to the extent such information was disclosed publicly by the Company.  Neither VCP nor any of its Affiliates shall by virtue of any disclosure of and/or use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company.  At any time upon the request of the Company for any reason, VCP will, and will cause its Affiliates to, promptly return to the Company, or destroy, all hard copies of the Confidential Information and permanently erase or delete all electronic copies of the Confidential Information in its or any of its Affiliates possession or control (and, upon the request of the Company, shall certify to the Company that such Confidential Information has been erased or deleted, as the case may be); provided, however, that nothing herein shall require VCP or its Affiliates to return or destroy automatically created electronic copies stored on system back-up tapes or disks.  Notwithstanding the return, destruction or erasure or deletion of Confidential Information, VCP will continue to be bound by the obligations contained herein.

For the purposes of this Agreement: "Confidential Information" shall mean information concerning or relating to the Company or any of its subsidiaries or Affiliates that is furnished (whether on or after the date hereof) to the New Nominee (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) by or on behalf of the Company, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part.  Confidential Information shall not include information that (a) was or becomes available to the public other than as a result of a disclosure by VCP or any of its Deputies in violation of this Section 14, (b) was or becomes available to VCP or any of its Deputies from a source other than the Company, (c) at the time of disclosure is already in the possession of VCP or any of its Deputies, or (d) was independently developed by VCP or any of its Deputies without use of any Confidential Information.  For the purposes of this Agreement: "Deputies" shall mean any director, officer or employees of VCP and counsel and other advisors to VCP; "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange and quotation service; and "Legal Advice" shall refer to direct communications with internal or outside legal counsel which are subject to confidentiality pursuant to a claim of attorney-client privilege which, if disclosed, would cause such confidentiality to be lost.

15. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement (including, for purposes of this Section 15, Annex A hereto) contains the entire understanding of the Parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein and incorporated pursuant thereto.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and VCP.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to VCP, the prior written consent of the Company, and with respect to the Company, the prior written consent of VCP.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

NET 1 UEPS TECHNOLOGIES, INC.

By: /s/ Herman G. Kotzé
Name: Herman G. Kotzé
Title: Chief Executive Officer

[Signature Page to Agreement]

VCP (PROPRIETARY) LIMITED

By: Antony C. Ball
Name: Antony C. Ball
Title: Chairman

[Signature Page to Agreement]

Annex A

Mutual Press Release

[Please see attached]